EXHIBIT 23.1

Madsen & Associates, CPA
684 East Vine Street
Murray, UT 84107

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of PeopleString Corporation

We hereby consent to the incorporation by reference in Registration Statement No. 333-163290 on Form S-1, as amended and supplemented, of PeopleString Corporation of our report dated March 30, 2012 relating to the consolidated balance sheets of PeopleString Corporation as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2011 and 2010, which report appears in the Annual Report on Form 10-K of PeopleString Corporation for the year ended December 31, 2011.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.
Certified Public Accountants

March 30, 2012